Exhibit 10.17

.COM Registry-Registrar Agreement

(July 5, 2012)

This Registry-Registrar Agreement (the “Agreement”) is entered into by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 12061 Bluemont Way, Reston, VA 20190, and its wholly owned subsidiaries, including VeriSign Information Services, Inc. (“VIS”) and VeriSign Naming and Directory Services LLC (“VNDS LLC”) (collectively, “Verisign”), and GoDaddy.com, LLC, a Delaware Corporation, with its principal place of business located at 14455 North Hayden Rd., Suite 219, Scottsdale , AZ 85260, United States (“Registrar”), through their authorized representatives, and takes effect on the date executed by the final Party (the “Effective Date”). Verisign and Registrar may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, multiple registrars provide Internet domain name registration services within the .COM top-level domain wherein Verisign operates and maintains certain TLD servers and zone files;

WHEREAS, Registrar wishes to register second-level domain names in the multiple registrar system for the .COM TLD.

NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Verisign and Registrar, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1. “Confidential Information” means all information and materials including, without limitation, computer software, data, information, databases, protocols, reference implementation and documentation, and functional and interface specifications, provided by the disclosing party to the receiving party and marked or otherwise identified as Confidential, provided that if a communication is oral, the Disclosing Party will notify the Receiving Party in writing within 15 days of the disclosure.

1.2. “DNS” refers to the Internet domain name system. 1.3.

1.3. “EPP” means the Extensible Provisioning Protocol. 1.4.

1.4. “ICANN” refers to the Internet Corporation for Assigned Names and Numbers. 1.5.

1.5. “IP” means Internet Protocol.

1.6. The “Licensed Product” refers to the intellectual property required to access the Supported Protocol, and to the APIs, and software, collectively.

1.7. “Personal Data” refers to data about any identified or identifiable natural person.

1.8. “Registered Name” refers to a domain name within the domain of the Registry TLD, whether consisting of two or more (e.g., john.smith.name) levels, about which Verisign or an affiliate engaged in providing registry services maintains data in a registry database, arranges for such maintenance, or derives revenue from such maintenance. A name in a registry database may be a Registered Name even though it does not appear in a TLD zone file (e.g., a registered but inactive name).

1.9. “Registry TLD” means the .COM TLD.

1.10. “Supported Protocol” means Verisign’s implementation of EPP, or any successor protocols, supported by the System.

1.11. The “System” refers to the multiple registrar system operated by Verisign for registration of Registered Names in the Registry TLD.

1.12. A “TLD” is a top-level domain of the DNS.

2.	OBLIGATIONS OF THE PARTIES

2.1. System Operation and Access. Throughout the term of this Agreement, Verisign shall operate the System and provide Registrar with access to the System to transmit domain name registration information for the Registry TLD to the System. Nothing in this Agreement entitles Registrar to enforce any agreement between Verisign and ICANN.

2.2. Maintenance of Registrations Sponsored by Registrar. Subject to the provisions of this Agreement, ICANN requirements, and Verisign requirements, including, without limitation, those authorized by ICANN, Verisign shall maintain the registrations of Registered Names sponsored by Registrar in the System during the term for which Registrar has paid the fees required by Subsection 5.1.

2.3. Distribution of EPP, APIs and Software. No later than three (3) business days after the Effective Date of this Agreement, Verisign shall make available to Registrar (i) full documentation of the Supported Protocol, (ii) “C” and/or “Java” application program interfaces (“APIs”) to the Supported Protocol with documentation, and (iii) reference client software (“Software”) that will allow Registrar to develop its system to register second-level domain names through the System for the Registry TLD. If Verisign elects to modify or upgrade the APIs and/or Supported Protocol, Verisign shall provide updated APIs to the Supported Protocol with documentation and updated Software to Registrar promptly as such updates become available.

2.4. Registrar Responsibility for Customer Support. Registrar shall provide (i) support to accept orders for registration, cancellation, modification, renewal, deletion or transfer of Registered Names and (ii) customer service (including domain name record support) and billing and technical support to Registered Name Holders. Registrar shall, consistent with ICANN policy, provide to Registered Name Holders emergency contact or 24/7 support information for critical situations such as domain name hijacking.

2.5. Data Submission Requirements. As part of its registration and sponsorship of Registered Names in the Registry TLD, Registrar shall submit complete data as required by technical specifications of the System that are made available to Registrar from time to time. Registrar shall submit any corrections or updates from a Registered Name Holder relating to the registration information for a Registered Name to Verisign in a timely manner.

2.6. License. Registrar grants Verisign as Registry a non-exclusive, royalty-free, nontransferable worldwide limited license to the data elements consisting of the Registered Name, the IP addresses of nameservers, the identity of the registering registrar, and other data required or permitted by technical specifications of the Registry System as made available to Registrar by Verisign from time to time, for propagation of and the provision of authorized access to the TLD zone files or as otherwise required or permitted by Verisign’s Registry Agreement with ICANN concerning the operation of the Registry TLD, as may be amended from time to time.

2.7. Registrar’s Registration Agreement and Domain Name Dispute Policy. Registrar shall have in effect an electronic or paper registration agreement with the Registered Name Holder which may be amended from time to time by Registrar, provided a copy is made available to Verisign. Registrar shall provide a copy of Registrar’s registration agreement upon request for same by Verisign. Registrar shall include in its registration agreement those terms required by this Agreement and other terms that are consistent with Registrar’s obligations to Verisign under this Agreement. Registrar shall employ in its domain name registration business the Uniform Domain Name Dispute Resolution Policy and the Inter-Registrar Transfer Policy, each as adopted by the ICANN Board on 26 August 1999 and 7 November 2008 and as each may be amended from time to time. In its registration agreement with each Registered Name Holder, Registrar shall require such Registered Name Holder to:

(a)	acknowledge and agree that Verisign reserves the right to deny, cancel or transfer any registration or transaction, or place any domain name(s) on registry lock, hold or similar status, as it deems necessary, in its unlimited and sole discretion: (1) to comply with specifications adopted by any industry group generally recognized as authoritative with respect to the Internet (e.g., RFCs), (2) to correct mistakes made by Verisign or any Registrar in connection with a domain name registration, or (3) for the non-payment of fees to Verisign; and

(b)	indemnify, defend and hold harmless Verisign and its subcontractors, and its and their directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to, for any reason whatsoever, the Registered Name Holder’s domain name registration. The registration agreement shall further require that this indemnification obligation survive the termination or expiration of the registration agreement.

2.8. Secure Connection. Registrar agrees to develop and employ in its domain name registration business all necessary technology and restrictions to ensure that its connection to the System is secure. All data exchanged between Registrar’s system and the System shall be protected to avoid unintended disclosure of information. Registrar shall employ commercially reasonable measures to prevent its access to the Registry System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than its own existing customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of Verisign, any other registry operated under an agreement with ICANN, or any ICANN-accredited registrar, except as reasonably necessary to register domain names or modify existing registrations.

Each EPP session shall be authenticated and encrypted using two-way secure socket layer (“SSL”) protocol. Registrar agrees to authenticate every EPP client connection with the System using both an X.509 server certificate issued by a commercial Certification Authority identified by the Registry and its Registrar password, which it shall disclose only to its employees with a need to know. Registrar agrees to notify Registry within four (4) hours of learning that its Registrar password has been compromised in any way or if its server certificate has been revoked by the issuing Certification Authority or compromised in any way.

Upon prior written notification to Registrar, Verisign may require other industry standard security provisions, practices or technology to ensure that the Registry System is secure and stable, which Verisign may adopt from time to time in its sole and complete discretion.

2.8.1. Handling of Personal Data. Verisign shall notify Registrar of the purposes for which Personal Data submitted to Verisign by Registrar is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Verisign shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Verisign shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. Verisign may from time to time use the demographic data collected for statistical analysis, provided that this analysis will not disclose individual Personal Data and provided that such use is compatible with the notice provided to registrars regarding the purpose and procedures for such use.

2.8.2. Authorization Codes. Registrar shall not provide identical Registrar-generated authorization <authinfo> codes for domain names registered by different registrants with the same Registrar. Verisign in its sole discretion may choose to modify <authinfo> codes for a given domain and shall notify the sponsoring registrar of such modifications via EPP compliant mechanisms (i.e., EPP<poll> or EPP<domain:Info>). Documentation of these mechanisms shall be made available to Registrar by Verisign. The Registrar shall provide the Registered Name Holder with timely access to the authorization code along with the ability to modify the authorization code within five (5) calendar days.

2.9. Domain Name Lookup Capability. Registrar agrees to employ in its domain name registration business Verisign’s registry domain name lookup capability to determine if a requested domain name is available or currently unavailable for registration. Registrar also agrees, at its expense, to provide an interactive web page and a port 43 Whois service providing free public query-based access to up-to-date (i.e., updated at least daily) data concerning all active Registered Names sponsored by Registrar for the Registry TLD. The data accessible shall consist of elements that are designated from time to time according to an ICANN adopted specification or policy or the Registrar Accreditation Agreement between Registrar and ICANN.

2.10. Transfer of Sponsorship of Registrations. Registrar agrees to implement transfers of Registered Name registrations from another registrar to Registrar and vice versa pursuant to the Inter-Registrar Transfer Policy as may be amended from time to time by ICANN (the “Transfer Policy”).

2.11. Time. Registrar agrees that in the event of any dispute concerning the time of the entry of a domain name registration into the registry database, the time shown in the Verisign records shall control.

2.12. Compliance with Operational Requirements. Registrar shall comply with each of the following requirements, and further shall include in its registration agreement with each Registered Name Holder, as applicable, an obligation for such Registered Name Holder to comply with each of the following requirements:

(a)	ICANN standards, policies, procedures, and practices for which Verisign has monitoring responsibility in accordance with the Registry Agreement or other arrangement with ICANN; and

(b)	Operational standards, policies, procedures, and practices for the Registry TLD established from time to time by Verisign in a non- arbitrary manner and applicable to all registrars (“Operational Requirements”), including affiliates of Verisign, and consistent with Verisign’s Registry Agreement with ICANN, as applicable, upon Verisign’s notification to Registrar of the establishment of those terms and conditions.

2.13. Resolution of Technical Problems or Breach of Agreement. Registrar agrees to employ necessary employees, contractors, or agents with sufficient technical training and experience to respond to and fix all technical problems concerning the use of the Supported Protocol, the APIs and the systems of Verisign in conjunction with Registrar’s systems. Registrar agrees that in the event of significant degradation of the System or other emergency, or upon Registrar’s violation of Operational Requirements or breach of this Agreement, Verisign may, in its sole discretion, temporarily suspend or restrict access to the System. Such temporary suspensions or restrictions shall be applied in a nonarbitrary manner and shall apply fairly to any registrar similarly situated.

2.14. Prohibited Doman Name Registrations. In Addition to complying with ICANN standards, policies, procedures, and practices limiting domain names that may be registered, Registrar agrees to comply with applicable statutes and regulations limiting the domain names that may be registered.

2.15. ICANN Requirements. Verisign’s obligations hereunder are subject to modification at any time as the result of ICANN-mandated requirements and consensus policies. Notwithstanding anything in this Agreement to the contrary, Registrar shall comply with any such ICANN requirements in accordance with the timeline defined by ICANN.

2.16. Accredited Registrar. During the term of this Agreement, Registrar shall maintain in full force and effect its accreditation by ICANN as a registrar for the Registry TLD.

3.	LICENSE

3.1. License Grant. Subject to the terms and conditions of this Agreement, Verisign hereby grants Registrar and Registrar accepts a non-exclusive, royalty-free, nontransferable, worldwide limited license to use for the term and purposes of this Agreement the Licensed Product, as well as updates and redesigns thereof, to provide domain name registration services in the Registry TLD only and for no other purpose. The Licensed Product, as well as updates and redesigns thereof, will enable Registrar to register domain names in the Registry TLD with the Registry on behalf of its Registered Name Holders. Registrar, using the Licensed Product, as well as updates and redesigns thereof, will be able to invoke the following operations on the System: (i) check the availability of a domain name, (ii) register a domain name, (iii) re-register a domain name, (iv) cancel the registration of a domain name it has registered, (v) update the nameservers of a domain name, (vi) transfer a domain name from another registrar to itself with proper authorization, (vii) query a domain name registration record, (viii) register a nameserver, (ix) update the IP addresses of a nameserver, (x) delete a nameserver, (xi) query a nameserver, and (xii) establish and end an authenticated session.

3.2. Limitations on Use. Notwithstanding any other provisions in this Agreement, except with the written consent of Verisign, Registrar shall not: (i) sublicense the Licensed Product or otherwise permit any use of the Licensed Product by or for the benefit of any party other than Registrar, (ii) publish, distribute or permit disclosure of the Licensed Product other than to employees, contractors, and agents of Registrar for use in Registrar’s domain name registration business, (iii) decompile, reverse engineer, copy or re-engineer the Licensed Product for any unauthorized purpose, (iv) use or permit use of the Licensed Product in violation of any federal, state or local rule, regulation or law, or for any unlawful purpose. Registrar agrees to employ the necessary measures to prevent its access to the System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than Registrar’s customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of Verisign or any ICANN-Accredited Registrar, except as reasonably necessary to register domain names or modify existing registrations.

3.3. Changes to Licensed Materials. Verisign may from time to time replace or make modifications to the Licensed Product licensed hereunder. Verisign will provide Registrar with at least ninety (90) days notice prior to the implementation of any material changes to the Supported Protocol, APIs or software licensed hereunder.

4.	SUPPORT SERVICES

4.1. Engineering Support. Verisign agrees to provide Registrar with reasonable engineering telephone support (between the hours of 9 a.m. to 5 p.m. EST or at such other times as may be mutually agreed upon) to address engineering issues arising in connection with Registrar’s use of the System.

4.2. Customer Service Support. During the term of this Agreement, Verisign will provide reasonable telephone, web based and e-mail customer service support to Registrar, not Registered Name Holder or prospective customers of Registrar, for nontechnical issues solely relating to the

System and its operation. Verisign will provide Registrar with a telephone number and e-mail address for such support during implementation of the Supported Protocol, APIs and Software. First-level telephone support will be available on a 7-day/24-hour basis.

5.	FEES

5.1. Registration Fees.

(a)	Registrar agrees to pay Verisign the non-refundable fees set forth in Exhibit A for initial and renewal registrations and other incidental and ancillary services provided by Verisign (collectively, the “Registration Fees”).

(b)	Verisign reserves the right to adjust the Registration Fees, provided that any price increase shall be made only upon six (6) months prior notice to Registrar (by e-mail, hand, by registered mail, or by courier or express delivery service), and provided that such adjustments are consistent with Verisign’s Registry Agreement with ICANN.

(c)	Registrars shall provide Verisign a payment security comprised of an irrevocable letter of credit or cash deposit (the “Payment Security”). The amount of the Payment Security establishes Registrar’s credit limit in the Verisign System and should be based on anticipated monthly level of registrations and other billable transactions. Registrar agrees to modify its Payment Security to support increases in billable transaction volumes as required by the Verisign credit and billing policies. Verisign will invoice Registrar monthly in arrears for each month’s Registration Fees. All Registration Fees are due immediately upon receipt of Verisign’s monthly invoices. In order to satisfy any outstanding account balances, Verisign may draw upon the Registrar’s Payment Security. If this occurs, Registrar agrees to replenish Payment Security to the pre-draw level immediately upon completion of draw. If Registrar’s Payment Security is depleted, registration of domain names for the Registrar will be suspended and new registrations will not be accepted until the Payment Security is replenished.

(d)	The Registration Fees due under this Agreement are exclusive of tax. All taxes, duties, fees and other governmental charges of any kind (including sales, turnover, services, use and value-added taxes, but excluding taxes based on the net income of Verisign) which are imposed by or under the authority of any government or any political subdivision thereof on the fees for any services, software and/or hardware shall be borne by Registrar and shall not be considered a part of, a deduction from or an offset against such Registration Fees. All payments due to Verisign shall be made without any deduction or withholding on account of any tax, duty, charge or penalty except as required by law, in which case, the sum payable by Registrar from which such deduction or withholding is to be made shall be increased to the extent necessary to ensure that, after making such deduction or withholding, Verisign receives and retains (free from any liability with respect thereof) a net sum equal to the sum it would have received but for such deduction or withholding being required.

5.2. Change in Registrar Sponsoring Domain Name. Registrar may assume sponsorship of a Registered Name Holder’s existing domain name registration from another registrar by following the Transfer Policy.

(a)	For each transfer of the sponsorship of a domain-name registration under the Transfer Policy, Registrar agrees to pay Verisign the renewal registration fee associated with a one-year extension, as set forth above. The losing registrar’s Registration Fees will not be refunded as a result of any such transfer.

(b)	For a transfer approved by ICANN under Part B of the Transfer Policy, Registrar agrees to pay Verisign US $0 (for transfers of 50,000 names or fewer) or US $50,000 (for transfers of more than 50,000 names).

Fees under this Section 5.2 shall be due immediately upon receipt of Verisign’s invoice pursuant to the Payment Security.

5.3. Charges for ICANN Fees. Registrar agrees to pay to Verisign, within five (5) days of the date when due, any variable registry-level fees paid by Verisign to ICANN, which fees shall be secured by the Payment Security. The fee will consist of two components; each component will be calculated by ICANN for each registrar:

(a)	The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed the amount set forth in the Registry Agreement.

(b)	The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per registrar fees calculated for all registrars shall not exceed the total Per-Registrar Variable funding established pursuant to the approved ICANN Budget.

5.4. Non-Payment of Fees. Timely payment of fees owing under this Section 5 is a material condition of performance under this Agreement. In the event that Registrar fails to pay its fees within five (5) days of the date when due, Verisign may: (i) stop accepting new initial or renewal registrations from Registrar; (ii) delete the domain names associated with invoices not paid in full from the Registry database; (iii) give written notice of termination of this Agreement pursuant to Section 6.1(b) below; and (iv) pursue any other remedy under this Agreement.

6.	MISCELLANEOUS

6.1. Term of Agreement and Termination.

(a)

Term of the Agreement; Revisions. The duties and obligations of the Parties under this Agreement shall apply from the Effective Date through and including the last day of the calendar month sixty (60) months from the Effective Date (the “Initial Term”). Upon conclusion of the Initial Term, all provisions of this Agreement will automatically renew for successive five (5) year renewal periods until the Agreement has been terminated as provided herein, Registrar elects not to renew, or Verisign ceases to operate the registry for the Registry TLD. In the event that revisions to Verisign’s Registry-Registrar Agreement are approved or adopted by ICANN, Registrar shall have thirty (30) days from the date of notice of any such revision to review, comment on, and execute an amendment substituting the revised agreement in place of this Agreement, or Registrar may, at its option exercised within such thirty (30) day period, terminate this Agreement immediately by giving written notice to Verisign; provided, however, that in the event Verisign does not receive such executed amendment or notice of termination from Registrar within such thirty (30) day period of the date of the notice, Registrar shall be deemed to have executed such amendment as of the thirty-first (31st) day after the date of the notice.

(b)	Termination For Cause. In the event that either Party materially breaches any term of this Agreement including any of its representations and warranties hereunder and such breach is not substantially cured within thirty (30) calendar days after written notice thereof is given by the other Party, then the non-breaching Party may, by giving written notice thereof to the other Party, terminate this Agreement as of the date specified in such notice of termination.

(c)	Termination at Option of Registrar. Registrar may terminate this Agreement at any time by giving Verisign thirty (30) days notice of termination.

(d)	Termination Upon Loss of Registrar’s Accreditation. This Agreement shall terminate immediately in the event Registrar’s accreditation for the Registry TLD by ICANN, or its successor, is terminated or expires without renewal.

(e)	Termination in the Event that Successor Registry Operator is Named. This Agreement shall terminate in the event that the U.S. Department of Commerce or ICANN, as appropriate, designates another entity to operate the registry for the Registry TLD.

(f)	Termination in the Event of Bankruptcy. Either Party may terminate this Agreement if the other Party is adjudged insolvent or bankrupt, or if proceedings are instituted by or against a Party seeking relief, reorganization or arrangement under any laws relating to insolvency, or seeking any assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator or trustee of a Party’s property or assets or the liquidation, dissolution or winding up of a Party’s business.

(g)

Effect of Termination. Upon expiration or termination of this Agreement, Verisign will, to the extent it has the authority to do so, complete the registration of all domain names processed by Registrar prior to the date of such expiration or termination, provided that Registrar’s payments to Verisign for Registration Fees are current and timely. Immediately upon any expiration or termination of this Agreement, Registrar shall (i) transfer its sponsorship of Registered Name registrations to another licensed registrar(s) of the Registry, in compliance with Part B of the Transfer Policy, or any other procedures established or approved by the U.S. Department of Commerce or

ICANN, as appropriate, and (ii) either return to Verisign or certify to Verisign the destruction of all Confidential Information it has received under this Agreement. In the event of termination, Verisign reserves the right to immediately contact any and all Registered Name Holders to facilitate the orderly and stable transition of Registered Name Holders to other ICANN-accredited registrars. All fees owing to Verisign shall become immediately due and payable.

(h)	Survival. In the event of termination of this Agreement, the following shall survive: (i) Sections 2.6 (License), 2.7 (Registrar’s Registration Agreement and Domain Name Dispute Policy), 2.8.1 (Handling of Personal Data), 6.1(g) (Effect of Termination), 6.1(h) (Survival), 6.2 (No Third Party Beneficiaries; Relationship of the Parties), 6.6 (Attorneys’ Fees), 6.7 (Dispute Resolution; Choice of Law; Venue), 6.8 (Notices), 6.10 (Use of Confidential Information), 6.11 (Delays or Omissions; Waivers), 6.12 (Limitation of Liability), 6.13 (Construction), 6.14 (Intellectual Property), 6.15(c) (Disclaimer of Warranties), 6.16 (Indemnification), and 6.17 (Entire Agreement; Severability); (ii) the Registered Name Holder’s obligations to indemnify, defend, and hold harmless Verisign, as stated in Section 2.7(a)(6); and (iii) Registrar’s payment obligations as set forth in Section 5 with respect to fees incurred during the term of this Agreement. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms but each Party shall be liable for any damage arising from any breach by it of this Agreement.

6.2. No Third Party Beneficiaries; Relationship of the Parties. This Agreement does not provide and shall not be construed to provide third parties (i.e., non-parties to this Agreement), including any Registered Name Holder, with any remedy, claim, cause of action or privilege. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the Parties.

6.3. Force Majeure. Neither Party shall be responsible for any failure to perform any obligation (other than payment obligations) or provide service hereunder because of any Act of God, strike, work stoppage, governmental acts or directives, war, riot or civil commotion, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party’s reasonable control.

6.4. Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

6.5. Amendment in Writing. Except as otherwise provided in this Agreement, any amendment or supplement to this Agreement shall be in writing and duly executed by both Parties. Any new services approved by ICANN and purchased by Registrar will be subject to such terms and conditions as may be established by Verisign through an appendix to this Agreement or such other agreement executed by Registrar and Verisign.

6.6. Attorneys’ Fees. If any legal action or other legal proceeding (including arbitration) relating to the performance under this Agreement or the enforcement of any provision of this Agreement is brought against either Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

6.7. Dispute Resolution; Choice of Law; Venue. The Parties shall attempt to resolve any disputes between them prior to resorting to litigation. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Virginia, United States of America without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Virginia to the rights and duties of the Parties. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the eastern district of the Commonwealth of Virginia. Each Party to this Agreement expressly and irrevocably consents and submits to the jurisdiction and venue of each state and federal court located in the eastern district of the Commonwealth of Virginia (and each appellate court located in the Commonwealth of Virginia) in connection with any such legal proceeding.

6.8. Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such Party below, unless Party has given a notice of a change of address in writing:

if to Registrar:

Current Address
Customer Name	GoDaddy.com, LLC
Attention	General Counsel
Physical Address	14455 N. Hayden Road - Suite 219
City	Scottsdale
State	Arizona
Postal	85260
Country	United States
Telephone Number	480.505.8800
Facsimile Number	480.624.2546
E-Mail	legal@godaddy.com

with a COPY to:

Current Address
Customer Name	GoDaddy.com, LLC
Attention
Physical Address
City
State
Postal
Country
Telephone Number
Facsimile Number
E-Mail

if to Verisign:

Vice President, VNDS LLC c/o VeriSign, Inc.

12061 Bluemont Way

Reston, VA 20190

Telephone: +1 703 948 3200

Facsimile: +1 703 948 3977

E-Mail: TBP

with copies to:

VeriSign, Inc.

12061 Bluemont Way

Reston, VA 20190

Telephone: +1 703 948 3200

Facsimile: +1 703 948 3977

E-Mail: cao@verisign-grs.com

- and -

General Counsel

VeriSign, Inc.

12061 Bluemont Way

Reston, VA 20190

Telephone: +1 703 948 3200

Facsimile: +1 703 450 7492

E-Mail: legal-east@verisign.com

if to VNDS LLC only:

Managing Director, VNDS LLC do

VeriSign, Inc.

12061 Bluemont Way

Reston, VA 20190

Telephone: +1 703 948 3200

Facsimile: +1 703 948 3977

E-Mail: TBP

with copies to:

(1) VeriSign, Inc.; and

(2) General Counsel, VeriSign, Inc.

(addresses above)

If to VIS only:

Managing Director, VIS c/o VeriSign, Inc.

12061 Bluemont Way

Reston, VA 20190

Telephone: +1 703 948 3200

Facsimile: +1 703 948 3977

E-Mail: TBP

with copies to:

(1) VeriSign, Inc.; and

(2) General Counsel, VeriSign, Inc.

(addresses above)

6.9. Assignment/Sublicense. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors and permitted assigns of the Parties hereto. Registrar shall not assign, sublicense or transfer its rights or obligations under this Agreement to any third person without the prior written consent of Verisign. Verisign may assign its rights or obligations under this Agreement to an affiliate without the consent of Registrar.

6.9.1. Assignment in Connection with Assignment of Agreement with ICANN. In the event that Verisign’s Registry Agreement with ICANN for the Registry TLD is validly assigned, Verisign’s rights under this Agreement shall be automatically assigned to the assignee of the Registry Agreement, provided that the assignee assumes the duties of Verisign under this Agreement. In the event that Registrar’s accreditation agreement with ICANN for the Registry TLD is validly assigned, Registrar’s rights under this Agreement shall be automatically assigned to the assignee of the accreditation agreement, provided that the subsequent registrar assumes the duties of Registrar under this Agreement.

6.10. Use of Confidential Information. During the term of this Agreement, each Party (the “Disclosing Party”) may disclose its Confidential Information to the other Party (the “Receiving Party”). Each Party’s use and disclosure of Confidential Information disclosed hereunder are subject to the following terms and conditions:

(a)	The Receiving Party shall treat as strictly confidential, and use all reasonable efforts to preserve the secrecy and confidentiality of, all Confidential Information of the Disclosing Party, including implementing reasonable physical security measures and operating procedures.

(b)	The Receiving Party agrees that it will use any Confidential Information of the Disclosing Party solely for the purpose of exercising its right or performing its obligations under this Agreement and for no other purposes whatsoever.

(c)	The Receiving Party shall make no disclosures whatsoever of any Confidential Information of the Disclosing Party to others; provided, however, that if the Receiving Party is a corporation, partnership, or similar entity, disclosure is permitted to the Receiving Party’s officers, employees, contractors and agents who have a demonstrable need to know such Confidential Information, provided the Receiving Party shall advise such personnel of the confidential nature of the Confidential Information and take reasonable steps to maintain the confidentiality thereof.

(d)	The Receiving Party shall not modify or remove any confidentiality legends and/or copyright notices appearing on any Confidential Information of the Disclosing Party.

(e)	The Receiving Party agrees not to prepare any derivative works based on the Confidential Information.

(f)	Notwithstanding the foregoing, this Subsection 6.10 imposes no obligation upon the parties with respect to information that (i) is disclosed in the absence of a confidentiality agreement and such disclosure was agreed to by the Disclosing Party in writing prior to such disclosure; or (ii) is or has entered the public domain through no fault of the Receiving Party; or (iii) is known by the Receiving Party prior to the time of disclosure; or (iv) is independently developed by the Receiving Party without use of the Confidential Information; or (v) is made generally available by the Disclosing Party without restriction on disclosure, or (vi) is required to be disclosed by law, regulation or court order; provided, that in the event the Receiving Party is required by law, regulation or court order to disclose any of Disclosing Party’s Confidential Information, Receiving Party will promptly notify Disclosing Party in writing prior to making any such disclosure in order to facilitate Disclosing Party seeking a protective order or other appropriate remedy from the proper authority, at the Disclosing Party’s expense. Receiving Party agrees to cooperate with Disclosing Party in seeking such order or other remedy. Receiving Party further agrees that if Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information that is legally required.

6.11. Delays or Omissions; Waivers. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12. Limitation of Liability. IN NO EVENT WILL VERISIGN BE LIABLE TO REGISTRAR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF VERISIGN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.IN NO EVENT SHALL THE MAXIMUM AGGREGATE LIABILITY OF THE PARTIES EXCEED THE LESSER OF (I) THE TOTAL AMOUNT PAID TO VERISIGN UNDER THE TERMS OF THIS AGREEMENT FOR THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD, OR (ii) $500,000 USD.

6.13. Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

6.14. Intellectual Property. Subject to Section 2.6 above, each Party will continue to independently own its intellectual property, including all patents, trademarks, trade names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property.

6.15. Representations and Warranties

(a)	Registrar. Registrar represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) it is, and during the term of this Agreement will continue to be, accredited by ICANN or its successor, pursuant to an accreditation agreement dated after May 21, 2009 (4) the execution, performance and delivery of this Agreement has been duly authorized by Registrar, and (5) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Registrar in order for it to enter into and perform its obligations under this Agreement.

(b)

Verisign. Verisign represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, performance and delivery of this Agreement has been duly authorized by Verisign, and (4) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Verisign in order for it to enter into and perform its obligations under this Agreement.

(c)	Disclaimer of Warranties. The EPP, APIs and Software are provided “as-is” and without any warranty of any kind. VERISIGN EXPRESSLY DISCLAIMS ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. VERISIGN DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE EPP, APIs OR SOFTWARE WILL MEET REGISTRAR’S REQUIREMENTS, OR THAT THE OPERATION OF THE EPP, APIs OR SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE EPP, APIs OR SOFTWARE WILL BE CORRECTED. FURTHERMORE, VERISIGN DOES NOT WARRANT NOR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE EPP, APIs, SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. SHOULD THE EPP, APIs OR SOFTWARE PROVE DEFECTIVE, REGISTRAR ASSUMES THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION OF REGISTRAR’S OWN SYSTEMS AND SOFTWARE.

6.16. Indemnification. Registrar, at its own expense and within thirty (30) days of presentation of a demand by Verisign under this paragraph, will indemnify, defend and hold harmless Verisign and its employees, directors, officers, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against Verisign or any affiliate of Verisign based on or arising from any claim or alleged claim (i) relating to any product or service of Registrar; (ii) relating to any agreement, including Registrar’s dispute policy, with any Registered Name Holder of Registrar; or (iii) relating to Registrar’s domain name registration business, including, but not limited to, Registrar’s advertising, domain name application process, systems and other processes, fees charged, billing practices and customer service; provided, however, that in any such case: (a) Verisign provides Registrar with prompt notice of any such claim, and (b) upon Registrar’s written request, Verisign will provide to Registrar all available information and assistance reasonably necessary for Registrar to defend such claim, provided that Registrar reimburses Verisign for its actual and reasonable costs. Verisign shall have the right to control the defense of Verisign to any claim or in litigation, through counsel of its choice, whose fees shall be subject to indemnification as provided herein. Registrar will not enter into any settlement or compromise of any such indemnifiable claim without Verisign’s prior written consent, which consent shall not be unreasonably withheld. Registrar will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys’ fees and costs awarded against or otherwise incurred by Verisign in connection with or arising from any such indemnifiable claim, suit, action or proceeding.

6.17. Entire Agreement; Severability. This Agreement, which includes Exhibits A and B, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, each Party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.

6.18. Service Level Agreement. Appendix 10, as may be amended from time to time, of the Registry Agreement shall be incorporated into this Agreement and attached hereto as Exhibit B.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Verisign

By:

Name:	/s/ Pat Kane
Title:	Senior VP and GM, Naming Services
Date:	Aug 31, 2012

Registrar

GoDaddy.com, LLC

By:

Name:	/s/ Nima Jacobs Kelly
Title:	Acting General Counsel
Date:	Aug 31, 2012

Exhibit A

REGISTRATION FEES

1.	Domain-Name Initial Registration Fee

Registrar agrees to pay US $7.85 per annual increment of an initial domain name registration, or such other amount as may be established in accordance with Section 5.1(b) above.

2.	Domain-Name Renewal Fee

Registrar agrees to pay US $7.85 per annual increment of a domain name registration renewal, or such other amount as may be established in accordance with Section 5.1(b) above.

3.	Domain Name Transfer

Registrar agrees to pay US $7.85 per domain name that is transferred to Registrar from another ICANN-Accredited Registrar, or such other amount as may be established in accordance with Section 5.1(b) above.

4.	EPP Update to Restore a Name

Registrar agrees to pay US $40.00 per use of the EPP Update command to restore a domain name, or such other amount as may be established in accordance with Section 5.1(b) above.

5.	Sync

Registrar agrees to pay US $2.00, plus $1.00 per month of the sync, for each use of the Supported Protocol Sync command, or such other amount as may be established in accordance with Section 5.1(b) above.

Exhibit B

Service Level Agreement (Appendix 10)

VeriSign, Inc. (“VNDS”) strives to provide a world-class level of service to its customers. This Service Level Agreement provides metrics and remedies to measure performance of the .com TLD registry operated by VNDS and to provide accredited and licensed Registrars with credits for certain substandard performance by VNDS.

A) DEFINITIONS:

1) Monthly Timeframe shall mean each single calendar month beginning and ending at 0000 Greenwich Mean Time (GMT).

2) Planned Outage shall mean the periodic pre-announced occurrences when the SRS will be taken out of service for maintenance or care. Planned Outages will be scheduled only during the following window period of time each week, 0100 to 0900 GMT on Sunday (the “Planned Outage Period”). This Planned Outage Period may be changed from time to time by VNDS, in its sole discretion, upon prior notice to each Registrar. Planned Outages will not exceed 4 hours per calendar week beginning at 12:00 am GMT Monday nor total more than 8 hours/per month. Notwithstanding the foregoing, each year VNDS may incur 2 additional Planned Outages of up to 12 hrs in duration during the Planned Outage Period for major systems or software upgrades (“Extended Planned Outages”). These Extended Planned Outages represent total allowed Planned Outages for the month.

3) Shared Registration System (“SRS”) Availability shall mean when the SRS is operational. By definition, this does not include Planned Outages or Extended Planned Outages.

4) SRS Unavailability shall mean when, as a result of a failure of systems within VNDS’ control, the Registrar is unable to either:

a) establish a session with the SRS gateway which shall be defined as:

1) successfully complete a TCP session start,

2) successfully complete the SSL authentication handshake, and

3) successfully complete the registry registrar protocol (“RRP”) or extensible provisioning protocol (“EPP”) session command.

b) execute a 3 second average round trip for 95% of the RRP or EPP check domain commands and/or less than 5 second average round trip for 95% of the RRP add or EPP create domain commands, from the SRS Gateway, through the SRS system, back to the SRS Gateway as measured during each Monthly Timeframe.

5) Unplanned Outage Time shall mean all of the following:

a) the amount of time recorded between a trouble ticket first being opened by VNDS in response to a Registrar’s claim of SRS Unavailability for that Registrar through the time when the Registrar and VNDS agree the SRS Unavailability has been resolved with a final fix or a temporary work around, and the trouble ticket has been closed. This will be considered SRS Unavailability only for those individual Registrars impacted by the outage.

b) the amount of time recorded between a trouble ticket first being opened by VNDS in the event of SRS Unavailability that affects all Registrars through the time when VNDS resolves the problem with a final fix or a temporary work around, and the trouble ticket has been closed.

c) the amount of time that Planned Outage time exceeds the limits established in A.2 above.

d) the amount of time that Planned Outage time occurs outside the window of time established in A.2 above.

6) Monthly Unplanned Outage Time shall be the sum of minutes of all Unplanned Outage Time during the Monthly Timeframe. Each minute of Unplanned Outage Time subtracts from the available Monthly Planned Outage Time up to 4 hours.

7) WHOIS Service shall mean the Whois server running on port 43 of whois.crsnic.net and whois.verisign-grs.net.

8) Global Top Level Domain (“GTLD”) Name Server shall mean any GTLD Name Server under SLD GTLD-SERVERS.NET (e.g. A.GTLD-SERVERS.NET).

B) RESPONSIBILITIES OF THE PARTIES

1) Registrar must report each occurrence of alleged SRS Unavailability to VNDS customer service help desk in the manner required by VNDS (i.e., e-mail, fax, telephone) in order for an occurrence to be treated as SRS Unavailability for purposes of the SLA.

2) In the event that all Registrars are affected by SRS Unavailability, VNDS is responsible for opening a blanket trouble ticket and immediately notifying all Registrars of the trouble ticket number and details.

3) Both Registrar and VNDS agree to use reasonable commercial good faith efforts to establish the cause of any alleged SRS Unavailability. If it is mutually determined to be a VNDS problem, the issue will become part of the Unplanned Outage Time.

4) VNDS will perform monitoring from at least two external locations as a means to verify that a) sessions can effectively be established and b) all RRP or EPP commands can be successfully completed.

5) Registrar must inform VNDS any time its estimated volume of transactions (excluding check domain commands), will exceed Registrar’s previous month’s volume by more than 25%. In the event that Registrar fails to inform VNDS of a forecasted increase of volume of transactions of 25% or more and the Registrar’s volume increases 25% or more over the previous month, and should the total volume of transactions added by VNDS for all Registrars for that month exceed VNDS’ actual volume of the previous month’s transactions by more than 20%, then Registrar will not be eligible for any SLA credits (as defined in section C) in that Monthly Timeframe. The Registrar shall provide such forecast at least 30 days prior to the first day of the next month. In addition, VNDS agrees to provide monthly transaction summary reports.

6) VNDS will notify Registrar of Planned Outages outside the Planned Outage Period at least 7 days in advance of such Planned Outage. In addition, VNDS will use reasonable commercial good faith efforts to maintain an accurate 30-day advance schedule of possible upcoming Planned Outages.

7) VNDS will update the WHOIS Service once per day beginning at 1200 GMT. VNDS will notify Registrars in advance when changes to the WHOIS Service update schedule occur.

8) VNDS will allow external monitoring of the SRS via an acceptable means to both parties.

9) VNDS will initiate the zone file transfer process at least twice daily at scheduled intervals. VNDS will notify Registrar in advance when changes to the schedule occur. VNDS will notify Registrars regarding any scheduled maintenance and unavailability of the GTLD ROOT-SERVERs.

10) VNDS will use commercial reasonable efforts to restore the critical systems of the SRS within 24 hours in the event of a force majeure and restore full system functionality within 48 hours. Outages due to a force majeure will not be considered SRS Unavailability.

11) VNDS will publish weekly system performance and availability reports. These reports will include average round trip for the RRP or EPP Check and Add Domain commands for all Registrars as well as a summary of SRS Availability for the previous week.

12) VNDS will provide a 99.4% SRS Availability during each Monthly Timeframe.

C) CREDITS:

1) If SRS Availability is less than 99.4% in any Monthly Timeframe, VNDS will provide a credit to affected Registrar(s) who have complied with Sections B.1 and B.5 above as follows:

(i) In the case of SRS Unavailability as described in A.4.b, a credit will be given for the combined % total RRP or EPP add and check commands that fall below the 95% performance threshold established in A.4.b. For each affected Registrar, this will be calculated by multiplying the % below 95% by Registrar’s monthly Add Domain volume x the average initial registration price charged to that Registrar during the month. The maximum credit to each Registrar shall not exceed 5% of the Registrar’s total monthly Add Domain volume x that average registration price.

(ii) In the case of SRS Unavailability as described in A.4.a, and following the Monthly Timeframe when the Unplanned Outage began, VNDS will provide a credit to Registrar by multiplying Registrar’s monthly Add Domain volume x the average initial registration price charged to that Registrar during the month and multiplying that product by the percentage of time that the Monthly Unplanned Outage Time exceeded 0.6% of the minutes in the Monthly Timeframe. The maximum credit to each Registrar under this subparagraph shall not exceed 10% of the Registrar’s total monthly Add Domain volume x that average registration price.

Under no circumstances shall credits be applied when the availability problems are caused by network providers and/or the systems of individual Registrars.

D) MISCELLANEOUS:

1) As an addendum to the Registry-Registrar Agreement (RRA), no provision in this addendum is intended to replace any term or condition in the RRA.

2) Dispute Resolution will be handled per RRA Section 6.7.

3) Any interruption of SRS service that occurs, as a direct result of RRA Sections 2.12, 5.4, or 6.3 or any other applicable RRA contract term, will not be determined SRS Unavailability per this SLA.